Exhibit 10.4

ONEPAK, INC.

KEY EMPLOYEE EMPLOYMENT AGREEMENT

For

Steven V. Andon, President & CEO

This Employment Agreement (the “Agreement”) is made effective as of November 1, 2007, by and between ONEPAK, Inc., a Nevada Corporation (the “Employer” or the “Company”) and Steven V. Andon, an individual (the “Employee”, and collectively, the “Parties”).

WHEREAS, Employee currently provides services to Employer; and

WHEREAS, Employer wishes to recognize its appreciation of Employee’s services and to set forth the terms of the employment relationship with Employee in writing; and the Employee desires to continue his employment by the Company upon the terms and subject to the conditions set forth in this Employment Agreement

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

1. Employment. Employer shall employ Employee in the position of President and Chief Executive Officer. Employee’s duties shall include all of those duties normally associated with these positions and other duties as may be assigned by Employer from time to time. The Employer shall have the right to appoint a Chief Operating Officer of the Company whose title may be Vice-President of Operations.

2. Salary. For the services provided, Employer will pay Employee an annual salary of $180,000 (One Hundred Eighty Thousand Dollars), payable monthly at the rate of $15,000, in accordance with Employer’s payroll procedures. In addition to the base salary, the Employer shall pay to Employee such bonus or bonuses as determined from time to time by the Board of Directors of the Company, it being the intention of the Employment Agreement that, in lieu of annual increases in salary over the term of Employee’s employment, there will in fact be additional bonuses voted by the Board of Directors, contingent on the success of ONEPAK, Inc. Reference to salary shall be the yearly salary as described in this agreement.

3. Vacation. Employee will be entitled to three weeks paid vacation per year. Vacation timing approval will be handled in accordance with the normal practices of Employer. In the event the Employee does not take the allotted three weeks’ vacation time the Company shall pay additional salary to Employee commensurate with the amount of unused vacation time (calculated in full days).

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO

4. Additional Benefits. Employee shall participate in all health, dental, insurance and similar plans of the Company and the use of an automobile, including registration, insurance, and all maintenance, fuel, and other associated costs of automobile ownership, leased by the Employer.

5. Expenses. Employer will reimburse Employee for reasonable expenses incurred by Employee in the performance of his duties. Reimbursement will be handled in accordance with Employer’s normal practices and policies. Mileage will be reimbursed at the federal government’s then current POV Mileage Reimbursement Rate

6. Conflicting Employment. Employee agrees that during the term of his employment with Employer, he will neither undertake nor engage in any other employment opportunities or business ventures unless he has received prior written consent from the Employer’s Board of Directors to do so. This provision shall not prohibit Employee from engaging in civic or nonprofit activities, provided that such activities do not materially interfere with Employee’s job responsibilities with Employer.

7. Conflicting Interests. Employee agrees that during the term of his employment with Employer, he shall not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Employer, its business or prospects, financial or otherwise. Employee also shall not acquire any financial interest in, or have any business connection with, any company that competes directly with Employer’s business, throughout the world, in any line of business engaged in (or planned to be engaged in) by Employer. Nothing in this Section 7 shall prohibit Employee from becoming or remaining a passive investor in any publicly traded corporation, so long as his interest in that corporation does not aggregate to more than one percent of the voting shares of such corporation.

8. Confidentiality. Employee acknowledges that he will have access to Employer’s confidential and proprietary information. Such confidential information may include, without limitation: i) business and financial information, ii) business methods and practices, iii) technologies and technological strategies, iv) marketing strategies and other such information as Employer may designate as confidential (“Confidential Information”). Employee agrees not to disclose to any other person (unless required by law) or use for personal gain any Confidential Information at any time during or after the termination of employment, unless Employer grants express written consent prior to such a disclosure. In addition, Employee will use his best efforts to prevent any such disclosure. Confidential information will not include information that is in the public domain, unless such information falls into public domain through Employee’s unauthorized actions.

9. Non-competition. Following the termination of employment, Employee agrees not to engage in any business similar to or in competition with the business of Employer for a period of three (3) years. For purposes of this agreement, engaging “in any business similar to, or in competition with the business of Employer” shall include, without limitation: (a) engaging in such a business as an owner, partner or agent; (b) taking employment with a third party engaged in such business either as an employee, contractor or consultant; or (c) soliciting customers for the benefit of a third party engaged in such business.

10. Non-solicitation of employees. Employee agrees that for a period of three (3) years

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO

following the termination of his employment, Employee will not induce, recruit or solicit any of Employer’s employees to terminate their employment or enter into another employment arrangement with any other party.

11. Inventions.

a. Disclosure. During the course of his employment, Employee agrees to promptly give full written disclosure to Employer of all inventions, discoveries, improvements, developments and innovations, conceived in whole or in part by Employee, directly or indirectly that: (i) result from work performed on behalf of Employer, (ii) relate in any manner to Employer’s business or (iii) result from the use of Employer’s materials, time, resources, employees or facilities (collectively the “Inventions”).

b. Assignment/Assistance. Employee hereby assigns all right, title, and interest to the Inventions to Employer, its successors and assigns. Furthermore, with respect to the Inventions, during the course of his employment and after its termination, Employee agrees to: (i) assist Employer in obtaining copyrights, patents, or any other intellectual rights; (ii) provide all pertinent information and data to Employer, (iii) execute all applications, assignments and other instruments as required by Employer; and (iv) at Employer’s request and expense, assist in the defense and prosecution of its intellectual rights in the Inventions.

12. Other Rules and Policies. Employee agrees to abide by any other rules, policies or procedures as communicated by Employer that are generally applicable to employees of Employer.

13. Termination and Term.

a. Termination. Employee may not be terminated by Employer during the term of this Agreement unless such termination is for cause. Termination for cause shall be effected only for the following reasons:

i. Employee’s breach of his duty of undivided loyalty in the execution of his fiduciary duties to Employer, including, but not limited to, the use of his position of trust to further his private interests, or depriving Employer of any opportunity to which it is entitled, without the prior written approval of the Board of Directors;

ii. Dishonesty of Employee with respect to Employer or any of its subsidiaries;

iii. Willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business, or business relationship of Employer or of any of its subsidiaries or any of their respective officers, directors or employees;

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO

iv. Conviction of Employee upon a charge of any felony crime which involves moral turpitude or which could reflect unfavorably upon Employer or any of its subsidiaries;

v. Willful or prolonged absence from work by Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Employee to perform his duties and responsibilities without the same being corrected upon ten days prior written notice; or

vi. Material breach by the Employee of any of the covenants contained on this Agreement.

b. Term. The term of this agreement (the “Term”) shall be for three (3) years.

14. Return of Property. Upon termination of employment, Employee will return to Employer all drawings, documents, and other tangible manifestations of Confidential Information (and all copies and reproductions thereof). In addition, Employee will return any other property belonging to Employer including without limitation: computers, office supplies, money and documents.

15. Continuing Obligations. Notwithstanding the termination of Employee for any reason, the provisions of paragraph 8, 9, 10 and 11 of this Agreement will continue in full force and effect following such termination.

16. Binding Effect. The covenants and conditions contained in the Agreement shall apply to and bind the Parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

17. Cumulative Rights. The Parties’ rights under this Agreement are cumulative, and shall not be construed as exclusive of each other unless otherwise required by law.

18. Waiver. The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19. Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any statute, ordinance or court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO

21. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both Employee and Employer.

22. Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as follows:

Employer:	ONEPAK, Inc. 56 Main St. Second Floor Suite H P.O. Box 130 Orleans, Massachusetts 02653-0130

Employee:	Mr. Steven V. Andon 46 Maple Lane Brewster, Massachusetts 02631

With copies to:	Mr. Philip G. Baker POB 178 New Castle, New Hampshire 03854

Either party may change such addresses from time to time by providing notice as set forth above.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

IN WITNESS WHEREOF, the parties, intending to be bound, have caused this Agreement to be executed the day and year first above written.

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO

ONEPAK, Inc. (Employer)

Lawrence K. DeLamarter, Director

Witness signature

Philip G. Baker
Witness name

PO Box 178, New Castle, NH 03854 603-431-1415
Witness address & telephone

Steven V. Andon (Employee)

Signature

Witness signature

Sheri A. Andon
Witness name

350 Massachusetts Ave, Arlington MA 02474
Witness address & telephone

ONEPAK, Inc. Employment Agreement Steven V. Andon, CEO